Exhibit 99.2

Real Goods Solar Appoints David L. Belluck as Chairman of the Board

LOUISVILLE, CO, June 12, 2013 – Real Goods Solar, Inc.’s (NASDAQ: RSOL) board of directors today unanimously appointed company director, David L. Belluck, as its chairman of the board.

Belluck has been a company director since June 2011. He is currently a general partner with Riverside Partners, a private equity firm that is the largest shareholder of Real Goods Solar. Belluck joined Riverside Partners in 1988 and has been leading the firm for the past 11 years. He also serves as chairman of Tegra Medical, as well as on the board of Eliassen Group, Welocalize, and Healthdrive. Belluck is a member of the Governor’s Council of Economic Advisors in Massachusetts, as well as a vice-chair of The Alliance for Business Leadership, a group of business leaders advancing corporate citizenship and advocating socially responsible economic growth. He earned his Bachelor of Arts degree in Economics magna cum laude from Harvard College and Master of Business Administration with distinction from Harvard Business School.

“As a dynamic member of our board over the last two years and a strong believer in the company and its mission, we are confident David’s leadership will help advance our position as a major downstream solar solutions provider,” said Kam Mofid, Real Good Solar’s CEO.

Belluck commented: “I could not be more excited about the future of Real Goods Solar. Since Kam came onboard last year, he has led a company-wide transformation which has positioned us well to capture the opportunities ahead.”

About Real Goods Solar and RGS Energy

Real Goods Solar, Inc. (RSOL) is one of the nation’s pioneering solar energy companies serving commercial, residential, and utility customers. Beginning with one of the very first photovoltaic panels sold in the U.S. in 1978, the company has installed more than 14,500 solar power systems representing over 100 megawatts of 100% clean renewable energy. Real Goods Solar makes it very convenient for customers to save on their energy bill by providing a comprehensive solar solution, from design, financing, permitting and installation to ongoing monitoring, maintenance and support. As one of the nation’s largest and most experienced solar power players, the company has 15 offices across the West and the Northeast. It services the commercial and utility markets through its RGS Energy division. For more information, visit RealGoodsSolar.com or RGSEnergy.com, on Facebook at http://facebook.com/realgoodssolar and on Twitter at http://twitter.com/realgoodssolar.

Forward-Looking Statements

This press release includes forward-looking statements relating to matters that are not historical facts. Forward-looking statements may be identified by the use of words such as “expect,” “intend,” “believe,” “will,” “should” or comparable terminology or by discussions of strategy. While Real Goods Solar believes its assumptions and expectations underlying forward-looking statements are reasonable, there can be no assurance that actual results will not be materially different. Risks and uncertainties that could cause materially different results include, among others, introduction of new products and services, completion and integration of acquisitions, the possibility of negative economic conditions, and other risks and uncertainties included in Real Goods Solar’s filings with the Securities and Exchange Commission. Real Goods Solar assumes no duty to update any forward-looking statements.

Media and Investor Relations Contact:

Ron Both

Liolios Group, Inc.

Tel 1-949-574-3860

RSOL@liolios.com